Exhibit 10.14
SEVERANCE AND GENERAL RELEASE AGREEMENT
     This Severance and General Release Agreement (“Agreement”) is made and entered into by and between Charles Bearchell (“Employee”), an individual, and Youbet.com, Inc. (“Youbet”), upon the following terms and conditions:
RECITALS
     WHEREAS, Employee gave notice to Youbet on July 29, 2005 (the “Resignation Date”) of his decision to resign from employment with Youbet as of a date no later than August 1, 2005 (the “Separation Date”);
     WHEREAS, Youbet has accepted Employee’s resignation and agreed to his separation of employment on or before the Separation Date, upon the terms and conditions set forth in this Agreement;
     WHEREAS, Youbet will provide Employee with severance pay and certain other consideration, upon the terms and conditions set forth in this Agreement;
     WHEREAS, Employee has had the opportunity to consult with legal counsel before signing this Agreement, has read this Agreement and understood its contents, and has signed this Agreement voluntarily.
     NOW, THEREFORE, in consideration of the mutual promises, consideration, covenants, and conditions provided for in this Agreement, the adequacy and sufficiency of which are hereby acknowledged, and intending to be legally bound, Youbet and Employee agree as follows:
COVENANTS
     1. Effective Date. Once signed by both parties, this Agreement shall become binding upon Youbet and Employee on the later to occur of (a) the date upon which this Agreement has been signed by Youbet, or (b) eight (8) days after this Agreement has been signed by Employee (the “Effective Date”).
     2. Confidential Information. Employee shall return to Youbet, and shall not take or copy in any form or manner, customer lists, operations manuals, budgets and business plans, strategic plans, financial statements and other financial information concerning Youbet or its customers, and other confidential or proprietary materials or information which are governed by the terms of that certain agreement (the “Confidentiality Agreement”) between Employee and Youbet, a copy of which is attached hereto as Exhibit A, which agreement is hereby ratified by the parties and shall remain in full force and effect.
     3. Payments. In consideration for Employee entering into this Agreement and the release contained herein, Youbet agrees as follows:
     A. Youbet shall provide Employee with a severance payment in a lump sum equal to 12 months of his annual base salary ($180,000), less all applicable withholdings, deductions and taxes, to be paid to Employee on the next regularly scheduled pay date following the Effective Date.
     B. Youbet shall reimburse Employee for customary outplacement services, up to a maximum amount of $5,000. In order to be eligible for reimbursement, Employee must obtain authorization from Youbet prior to engaging or utilizing any outplacement services (including approval of the costs or expenses to be incurred by Employee) and must submit appropriate documentation of the actual expenses incurred by Employee.
     C. Nothing in this Agreement shall be deemed to terminate Youbet’s obligation to reimburse Employee for all reasonable and documented business expenses incurred by him prior to the Separation Date within 30 days after submission of a written expense report (provided that (a) Youbet receives the same within 90 days after the Separation Date, and (b) such expenses were incurred, and the request for reimbursement was submitted, in accordance with Youbet’s policies and procedures, including attaching all receipts and customary documentation).
     D. Subject to paragraphs 3A and 3B above, (a) all fringe benefits (such as, if applicable, participation in the 401(k) plan and the continuation of group health and disability insurance and group life insurance benefits) will cease as of the Separation Date, and (b) Employee acknowledges that he has been informed that he may elect the existing group health benefits, effective as of the Separation Date, under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).
     E. If Employee elects existing group health benefits under COBRA, Youbet will pay for Employee’s COBRA premiums on a monthly basis through December 31, 2005, or until Employee becomes eligible for group medical insurance with another employer, whichever comes first.
     F. Reimbursement for customary outplacement services and payment of Employee’s COBRA premiums, in accordance with paragraphs 3B and 3E above, are further contingent upon Employee providing Youbet with reasonable cooperation, if so requested, with respect to any of Youbet’s business or legal affairs, including but not limited to providing Youbet with information, documents, records and reasonable assistance, and being available upon reasonable notice to meet with Youbet representatives.
     4. Release.
     A. Except for the obligations set forth in this Agreement, Employee, on behalf of himself, his descendants, ancestors, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby covenants not to sue, and hereby fully releases and discharges, Youbet, its subsidiaries and affiliates, past and present, and each of them, as well as its and their respective partners, directors, officers, members, agents, attorneys, insurers, employees, stockholders, representatives, assigns and successors, past and present, and each of them (hereinafter collectively referred to as the “Releasees”), with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against said Releasees, arising out of or in any way connected with his employment relationship with Youbet, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted on or before the Effective Date of this Agreement including, without limitation, any claim under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000(e), et. seq.; the Age Discrimination in Employment Act, 29 U.S.C. § 623, et. seq. (“ADEA”); the Americans with Disabilities Act, 42 U.S.C. § 12101(e), et. seq.; the California Fair Employment and Housing Act, California Government Code § 12940, et. seq.; the Employment Retirement Income Security Act of 1974, 29 U.S.C. § 100, et. seq.; the Fair Labor Standards Act, including the Equal Pay Act, 29 U.S.C. § 206 (d) and interpretive regulations; the Family and Medical Leave Act, 29 U.S.C. § 2601, et. seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C § 2101, et. seq.; the Pregnancy Discrimination Act, 42 U.S.C. § 2000e (k); the California Family Rights Act, California Government Code §12945.2; the California Labor Code (expressly including § § 203, 206, 218.5 and the Equal Pay Act, § 1197.5); the United States and California Constitutions; and any other federal or state law, severance pay, bonus, retention payment, sick leave, holiday pay, vacation pay, paid time off, life insurance, health or medical insurance or any other employee or fringe benefit, breach of contract, breach of the implied covenant of fair dealing, defamation, slander, workers’ compensation, disability, personal injury, negligence, discrimination, harassment, retaliation, negligent or intentional infliction of emotional distress, fraud, misrepresentation or invasion of privacy; provided, however, that nothing contained herein shall affect Employee’s rights (i) under Youbet’s Stock Option Plan and the 200,000 options granted to Employee there under (including, without limitation, the right to exercise Employee’s 62,500 vested options prior to the 90-day anniversary of the Separation Date), and (ii) to receive (a) his current base salary, and accruals of vacation and PTO, in accordance with existing company policy, through and including the Separation Date, and (b) payment of any accrued and unused vacation and PTO on the Separation Date. Neither this Agreement nor any term herein shall be deemed to be an admission by Youbet, or shall be admissible in any proceeding as evidence, of any violation of any of Youbet’s policies or procedures or any federal, state or local laws or regulations.
     It is the intention of Employee in executing this Agreement that the foregoing general release shall be effective as a bar to each and every claim, demand and cause of action specified hereinabove. In furtherance of this intention, Employee hereby expressly waives any and all rights and benefits conferred upon him by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE, and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOW KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
     Employee acknowledges that he may hereafter discover claims or facts in addition to or different from those which Employee now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected the terms of this release. Nevertheless, Employee hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Employee acknowledges that he understands the significance and consequence of the foregoing release and the specific waiver of SECTION 1542.
     5. Notice re: Waiver of Age Discrimination Claims
     A. Employee understands that this Agreement contains a full release of existing claims, whether currently known or unknown, including age discrimination or other claims under the Age Discrimination in Employment Act, 29 U.S.C. section 623, et. seq., as amended by the Older Workers’ Benefit Protection Act of 1990. Employee is hereby advised to consult with an attorney prior to executing this Agreement and, by executing this Agreement, acknowledges that he has been afforded at least twenty one (21) days to consider this Agreement and to decide whether to enter into this Agreement, and in the event he should decide to execute this Agreement in fewer than 21 days, he has done so with the express understanding that he has been given and declined the opportunity to consider this Agreement for a full 21 days; and.
     B. Employee has the right to revoke this Agreement within seven (7) days of signing it. To revoke this Agreement, Employee must send a written letter by certified mail to:
Youbet.com, Inc.
5901 De Soto Avenue
Woodland Hills, CA 91367
Attention: General Counsel
The letter must be postmarked within seven (7) days of the date that Employee signs this Agreement, and shall clearly indicate Employee’s intent to revoke. If Employee revokes this Agreement, he shall not receive the payment or consideration described in paragraphs 3A, 3B and 3E hereinabove.
     6. Confidentiality. Employee agrees that the terms and conditions of this Agreement shall be confidential, and that he shall not disclose them to any person (other than his attorneys, professional advisors and any prospective employer (hereinafter referred to as “Employee’s Confidants”), all of whom shall be informed of this confidentiality provision. Notwithstanding anything to the contrary contained herein, Employee may disclose any information concerning this Agreement in response to an order of a court of competent jurisdiction or in response to a lawfully issued subpoena. Neither Employee nor Employee’s Confidants shall disclose the terms, or the circumstances leading up to the execution, of this Agreement to anyone, including, but not limited to, any representative of any print, radio or television media, or any past, present or prospective employee of Youbet (other than Youbet’s senior management, legal, and human resources personnel), or otherwise participate in or contribute to any public discussion concerning, or in any way relating to, this Agreement or the events (including any negotiations) which led to its execution. It is agreed that in the event of a breach of the provisions of this paragraph 7, it would be impractical or extremely difficult to fix actual damages, and the parties therefore agree that in the event of a breach, Employee shall pay to Youbet, as liquidated damages, and not as a penalty, the sum of Twenty Thousand Dollars ($20,000.00) which represents reasonable compensation for the loss incurred because of such a breach, plus attorneys’ fees and costs incurred by Youbet.
     7. No Lawsuits; Covenant Not to Sue. Employee represents that, prior to signing this Agreement, he has not filed or pursued any complaints, charges or lawsuits of any kind with any court, governmental or administrative agency or arbitrator against Youbet or its officers, directors, agents or employees asserting any claims that are released in this Agreement. To the extent permitted by law, at no time after the Effective Date will Employee file, maintain, or execute upon, or cause or permit the filing or maintenance or execution upon, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any judgment, charge, claim or action of any kind, nature and character whatsoever, known or unknown, which he may now have, has ever had, or may in the future have against Releasees which is based in whole or in part on any matter covered by paragraph 4 above.
     8. No Representations. Employee represents and agrees that no promises, statements or inducements have been made to him which caused him to sign this Agreement, other than those expressly set forth in this Agreement.
     9. No Assignment. Employee warrants and represents that he has not heretofore assigned to any person any released matter or any portion thereof, and shall defend, indemnify and hold harmless Youbet from and against any claim (including the payment of attorneys’ fees and costs actually incurred, whether or not litigation is commenced) based upon, in connection with or arising out of any such assignment made, purported or claimed.
     10. No Reinstatement. Employee agrees that he will not at any future time seek employment or reemployment with Youbet or any of its subsidiaries after the Separation Date. Employee further agrees that Releasees shall not be liable for any damages now or in the future because any Releasee refuses to employ Employee for any reason whatsoever.
     11. Goodwill and Reputation of Youbet. As of the Effective Date, Employee agrees that he will refrain from taking actions or making statements, written or oral, which disparage or defame the goodwill or reputation of Youbet and its directors, officers and employees, or which could adversely affect the morale of Youbet’s other employees.
     12. Successors. This Agreement shall be binding upon Employee and upon his heirs, administrators, representatives and executors, and shall inure to the benefit of the Releasees and their respective heirs, administrators, representatives, executors, successors and assigns.
     13. Integration. This Agreement constitutes the entire agreement and understanding concerning Employee’s employment, his separation from the same and the other subject matters addressed herein, and supersedes and replaces all prior negotiations and all agreements, proposed or otherwise, whether written or oral, concerning the subject matter hereof, except that nothing contained herein shall be deemed to terminate, modify or waive any provision of, or the rights and obligations of the parties to, the Confidentiality Agreement.

     14. Severability. If any provision of this Agreement or the application thereof to any situation is held invalid, the invalidity shall not affect the other provisions or applications of this Agreement which can be given effect without such invalid provisions or applications and, to this end, the provisions of this Agreement are declared to be severable.
     15. Waiver. No waiver of any breach of any term or provision of this Agreement shall constitute a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.
     16. Amendments. This Agreement may be modified only by a written instrument signed by the parties.
     17. Governing Law. This Agreement shall be governed by California law, without regard to such State’s rules concerning conflicts of laws. In connection with this provision of the Agreement, the parties acknowledge that Youbet’s principal place of business is in Woodland Hills, California, and that employment practices concerning the Employee (including the negotiation of this Agreement) were decided upon and carried out to a significant degree in California.
     I have read the foregoing Agreement, I accept and agree to the provisions it contains, and I hereby execute it knowingly and voluntarily with full understanding of its consequences. I declare that the foregoing statement is true and correct.

/s/ Charles Bearchell		Date: August 2, 2005
Charles Bearchell

Accepted and agreed to by: YOUBET.COM, INC.
By:	/s/ Charles Champion

Name:	Charles Champion

Title:	President and Chief Executive Officer

Date:	August 8, 2005